Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Pre-effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-173098) and related Prospectus of DARA BioSciences, Inc. and subsidiaries for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 25, 2011, with respect to the consolidated financial statements of DARA BioSciences, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 13, 2011